Tecnoglass Reports Second Quarter 2018 Results

- Total Revenues Increase 10% to a Record $89.0 million -

- Adjusted EBITDA1 Increases 36% to $18.3 Million -

- Backlog of $497 million; Up 2.1% Year-over-Year -

- Reaffirms Full Year 2018 Outlook -

Second Quarter 2018 Highlights

●	Total revenues increased 10% to $89.0 million on strong U.S. activity, marking the 5th consecutive quarter of record revenues
●	Net loss of $3.9 million, or ($0.11) per diluted share, including non-cash FX losses during the period
●	Adjusted net income[1] increased to $7.3 milliom, or $0.20 per diluted share, excluding non-cash FX losses and non-recurring costs in both periods
●	Adjusted EBITDA[1] grew 36% to $18.3 million

BARRANQUILLA, Colombia – August 8, 2018 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the second quarter ended June 30, 2018.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “We were pleased with our second quarter 2018 results, which marked another record top line quarter with continued improvement in our business, resulting in double-digit growth in revenues and Adjusted EBITDA. U.S. revenues increased approximately 16% to almost $70 million, representing 79% of total Q2 2018 revenues. This expansion of our business in the U.S. markets helped compensate for relatively stable results in Colombia. Activity in Colombia was tempered in the quarter by uncertainty associated with the country´s run-off presidential election, which preceded the favorable outcome of what we see as an incoming pro-business administration that we believe will be very positive for the economy in years to come. To that point, for the month of June 2018, Colombia recorded its highest commercial confidence reading since 2012. Overall, and as previously indicated, we look forward to delivering a full year of record levels of invoicing and Adjusted EBITDA in 2018, primarily driven by U.S. growth. As such, we are encouraged by the strong line up of projects in backlog and remain committed to delivering attractive returns to our shareholders.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Heading into the second half of the year, we continue to have a very strong backlog with attractive project wins fully replacing four consecutive quarters of record invoicing, while having some additional contracts in the pipeline not yet closed by quarter end. This continues to primarily reflect strong demand in the U.S. Beyond this book of business, we look forward to several additional catalysts, including the completed integration of GM&P providing opportunities for operating efficiencies, the recently elected Colombian president determined to prolong a favorable business climate and a stronger pricing environment in the U.S. following the recently enacted tariffs on aluminum imports. We are excited to continue expanding our business and confident that we are poised for additional success with our cutting-edge product portfolio, growing reputation in the architectural glass industry and unique vertically-integrated operations.”

Second Quarter 2018 Results

Total revenues for the second quarter of 2018 increased 10% to $89.0 million compared to $81.0 million in the prior year quarter. A favorable foreign currency impact for the quarter resulted in a marginal benefit to total revenues compared to the prior year quarter. U.S. revenues grew 15.8% to $69.9 million compared to $60.3 million in the prior year quarter, primarily due to continued healthy commercial and residential construction activity and the timely execution of our strong backlog.

Colombia revenue, a majority of which is represented by long-term contracts priced in Colombian Pesos but indexed to the U.S. Dollar, increased slightly to $15.6 million compared to $15.5 million in the prior year quarter. Excluding foreign currency, Colombia revenues declined 2.5%. This was primarily due to tempered activity in the quarter, attributable to uncertainty associated with the country´s run-off presidential election, which subsequently resulted in what the Company expects to be a positive outcome from the continuation of a favorable business climate promoted by the incoming presidential administration. For the month of June 2018, both the Colombia Commercial and Industrial Confidence Indexes increased compared to previous months, with the commercial index registering its highest reading since 2012, according to Fedesarrollo, one of the leading economic studies organizations in Latin America.

Gross profit increased 9.3% to $24.6 million, representing a 27.7% gross margin, compared to $22.5 million, representing a 27.8% gross margin, in the prior year quarter. Gross margin in the second quarter 2018 would have increased to 31.8% year-over-year, excluding a non-recurring acquisition transition expense of approximately $3.6 million related to an overhaul of GM&P’s supply chain for certain projects and other business optimization costs, which are now complete. Operating expenses were $17.0 million compared to $17.1 million in the prior year quarter. As a percent of total revenues, operating expenses were 19.1% compared to 21.2% in the prior year quarter, primarily due to higher sales. Operating income increased 40.7% to $7.6 million compared to $5.4 million in the prior year quarter.

Net loss of $3.9 million, or ($0.11) per diluted share, compared to a net loss of $3.5 million, or ($0.10) per diluted share in the prior year quarter, including non-cash FX losses in both periods. Adjusted net income1 improved to $7.3 million, or $0.20 per diluted share, compared to adjusted net income of $2.6 million, or $0.07 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange gains or losses, other non-core items and the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, increased 36.0% to $18.3 million, compared to $13.4 million in the prior year quarter, primarily attributable to sales growth, higher gross profit excluding non-recurring items and lower operating expenses as a percent of total revenues.

Dividend

The Company declared a regular quarterly dividend of $0.14 per share for the second quarter 2018, which was paid on July 31, 2018 to shareholders of record as of the close of business on June 29, 2018, in the form of cash or ordinary shares, at the option of shareholders.

Full Year 2018 Outlook

The Company continues to anticipate growth in commercial construction end markets and additional market share gains for the full year 2018. The Company reiterates its expectation for full year 2018 revenues to grow to a range of $345 to $365 million and generate Adjusted EBITDA in the range of $71 million to $81 million.

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Conference Call

Management will host a conference call on Wednesday, August 8, 2018 at 10:00 a.m. eastern time (9:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. To participate by telephone, please dial:

●	(877) 705-6003 (Domestic)
●	(201) 493-6725 (International)

If you are unable to listen live, a replay of the conference call will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13681222.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies over 900 customers in North, Central and South America, with the United States accounting for more than 70% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

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Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$29,925	$40,923
Investments	2,061	1,680
Trade accounts receivable, net	87,432	110,464
Due from related parties	7,428	8,500
Inventories	79,903	71,656
Unbilled receivables on uncompleted contracts	-	9,996
Contract assets – current portion	46,677	-
Other current assets	18,486	18,679
Total current assets	$271,912	$261,898

Long term assets:
Property, plant and equipment, net	$167,647	$168,701
Deferred taxes	-	103
Contract assets – non-current	925	-
Intangible Assets	10,583	11,517
Goodwill	23,561	23,130
Other long term assets	3,008	2,651
Total long term assets	205,724	206,102
Total assets	$477,636	$468,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long term debt	$11,498	$3,260
Trade accounts payable and accrued expenses	59,440	55,182
Accrued interest expense	7,450	7,392
Due to related parties	1,002	975
Payable associated to GM&P acquisition	8,500	29,000
Dividends payable	734	585
Current portion of customer advances on uncompleted contracts	-	11,429
Contract liability – current portion	16,079	-
Other current liabilities	3,890	13,626
Total current liabilities	$108,593	$121,449

Long term liabilities:
Deferred income taxes	$3,246	$2,317
Customer advances on uncompleted contracts	-	1,571
Contract liability – non-current	1,586	-
Long term debt	220,392	220,998
Total Long Term Liabilities	225,224	224,886
Total liabilities	$333,817	$346,335
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2018 and December 31, 2017 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 37,041,669 and 34,836,575 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	4	3
Legal Reserves	1,367	1,367
Additional paid-in capital	148,375	125,317
Retained earnings	19,029	22,212
Accumulated other comprehensive (loss)	(26,089)	(28,651)
Shareholders’ equity attributable to controlling interest	142,686	120,248
Shareholders’ equity attributable to non-controlling interest	1,133	1,417
Total shareholders’ equity	143,819	121,665
Total liabilities and shareholders’ equity	$477,636	$468,000

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Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Operating revenues:
External customers	$87,785	$79,885	$173,992	$144,328
Related parties	1,184	1,091	2,137	2,465
Total operating revenues	88,969	80,976	176,129	146,793
Cost of sales	64,327	58,432	124,739	101,997
Gross Profit	24,642	22,544	51,390	44,796

Operating expenses:
Selling expense	(8,567)	(9,528)	(17,704)	(17,417)
General and administrative expense	(8,453)	(7,600)	(16,074)	(15,101)
Total Operating Expenses	(17,020)	(17,128)	(33,778)	(32,518)

Operating income	7,622	5,416	17,612	12,278

Non-operating income	709	922	1,808	1,949
Foreign currency transactions gains (losses)	(8,307)	(8,713)	1,666	(6,288)
Loss on extinguishment of debt	-	(2)	-	(3,161)
Interest expense and deferred cost of financing	(5,361)	(5,175)	(10,411)	(10,257)

(Loss) Income before taxes	(5,337)	(7,552)	10,675	(5,479)

Income tax benefit (provision)	1,467	4,052	(3,926)	3,010

Net (loss) income	$(3,870)	$(3,500)	$6,749	$(2,469)

Less: (income) loss attributable to non-controlling interest	212	(60)	284	(72)

(Loss) Income attributable to parent	$(3,685)	$(3,560)	$7,033	$(2,541)

Comprehensive income:
Net (loss) income	$(3,870)	$(3,500)	$6,749	$(2,469)
Foreign currency translation adjustments	(6,139)	(5,250)	2,562	(449)

Total comprehensive (loss) income	$(10,009)	$(8,750)	$9,311	$(2,918)
Less: Comprehensive (income) loss attributable to non-controlling interest	212	(60)	284	(72)

Total comprehensive (loss) income attributable to parent	$(10,797)	$(8,810)	$9,595	$(2,990)

Basic income per share	$(0.11)	$(0.10)	$0.19	$(0.07)

Diluted income per share	$(0.11)	$(0.10)	$0.19	$(0.07)

Basic weighted average common shares outstanding	35,935,442	35,763,650	35,869,746	35,759,895

Diluted weighted average common shares outstanding	35,935,442	35,763,650	36,362,493	35,759,895

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Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,749	$(2,541)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debts	(413)	2,617
Provision for obsolete inventory	27	58
Depreciation and amortization	11,458	10,366
Deferred income taxes	2,126	(6,870)
Extinguishment of debt	-	2,585
Director stock compensation	142	142
Other non-cash adjustments	679	519
Changes in operating assets and liabilities:
Trade accounts receivables	(3,952)	5,830
Inventories	(7,329)	(6,811)
Prepaid expenses	(425)	83
Other assets	(91)	1,984
Trade accounts payable and accrued expenses	(2,274)	8,224
Accrued interest expense	41	7,175
Taxes payable	(10,617)	(15,104)
Labor liabilities	(114)	(130)
Related parties	1,279	1,784
Contract assets and liabilities	(3,735)	-
Customer advances on uncompleted contracts	-	2,283
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(6,449)	$12,194

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	367	358
Aquisition of businesses	(6,000)	(7,873)
Purchase of investments	(662)	(727)
Acquisition of property and equipment	(4,889)	(4,295)
CASH USED IN INVESTING ACTIVITIES	$(11,184)	$(12,537)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	9,067	20,915
Cash Dividend	(1,359)	(1,219)
Proceeds from bond issuance	-	201,716
Repayments of debt	(1,934)	(203,754)
CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	$5,774	$17,658

Effect of exchange rate changes on cash and cash equivalents	$861	$(551)

NET (DECREASE) INCREASE IN CASH	(10,998)	16,764
CASH - Beginning of period	40,923	26,918
CASH - End of period	$29,925	$43,682

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$9,074	$6,864
Income Tax	$5,517	$15,168

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under capital lease and debt	$703	$-
Gain in extinguishment of GM&P payment settlement	$3.606	$-

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Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Colombia	$15,557	$15,525	$37,381	$31,953
United States	69,852	60,342	132,845	106,650
Panama	1043	830	1,857	2,093
Other	2,517	4,279	4,046	6,097
Total Revenues	$88,969	$80,976	$176,129	$146,793

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended
	June 30,
	2018	2017	% Change

Total Revenues with Foreign Currency Held Neutral	88,542	80,976	9.3%
Impact of changes in foreign currency	427	-	0.5%
Total Revenues, As Reported	88,969	80,976	9.9%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

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Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted EBITDA and Adjusted net (loss) income to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017

Net (loss) income	(3,870)	(3,500)	6,749	(2,469)
Less: Income (loss) attributable to non-controlling interest	212	(60)	284	(72)
(Loss) Income attributable to parent	(3,658)	(3,560)	7,033	(2,541)
Interest expense and deferred cost of financing	5,361	5,175	10,411	10,257
Income tax (benefit) provision	(1,467)	(4,052)	3,926	(3,010)
Depreciation & amortization	5,793	5,461	11,458	10,366
Foreign currency transactions losses (gains)	8,307	8,713	(1,666)	6,288
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	3,866	1,565	5,208	5,670
Director Stock compensation and provision for obsolete inventory	71	129	142	200
Adjusted EBITDA	18,273	13,431	36,512	27,230

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017

Net (loss) income	(3,870)	3,500)	6,749	2,469)
Less: Income (loss) attributable to non-controlling interest	212	(60)	284	(72)
(Loss) Income attributable to parent	(3,658)	(3,560)	7,033	(2,541)
Foreign currency transactions losses (gains)	8,307	8,713	(1,666)	6,288
Deferred cost of financing	360	-	706	-
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	3,866	1,565	5,208	5,670
Tax impact of adjustments at statutory rate	(1,564)	(4,111)	1,502	4,783)
Adjusted net (loss) income	7,312	2,607	12,783	4,634

Basic income (loss) per share	(0.11)	(0.10)	0.19	(0.07)
Diluted income (loss) per share	(0.11)	(0.10)	0.18	(0.07)

Diluted Adjusted net income (loss) per share	0.20	0.07	0.35	0.13

Diluted Weighted Average Common Shares Outstanding in thousands	35,935	35,764	36,362	35,760
Basic weighted average common shares outstanding in thousands	35,935	35,764	35,870	35,760
Diluted weighted average common shares outstanding in thousands	35,935	35,764	36,362	35,760

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